UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2008
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-34166	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See disclosure contained in Item 2.03 below, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 18, 2008, SunPower Malaysia Manufacturing Sdn. Bhd. (“SunPower Malaysia”), a Malaysian company and subsidiary of SunPower Corporation (“SunPower”), entered into a Facility Agreement (the “Facility Agreement”) with the Government of Malaysia (the “Malaysian Government”).  SunPower Malaysia concurrently executed a Debenture and Deed of Assignment (the “Security Agreements” and, together with the Facility Agreement, the “Loan Documents”) in favor of the Malaysian Government, granting a security interest in a deposit account and all of SunPower Malaysia’s assets to secure its obligations under the Facility Agreement.

Under the terms of the Facility Agreement, SunPower Malaysia may borrow up to Malaysian Ringgit 1,000,000,000, or approximately US$288,000,000 based on recent exchange rates, to finance the construction of its manufacturing facility in Malaysia.  The loans within the Facility Agreement are divided into two tranches, and the weighted average interest rate applicable to the two tranches is competitive with the cost of borrowing under SunPower’s existing line of credit.  The loans can be drawn upon through 2010.  Principal is to be repaid in six quarterly payments starting in June 2015.  SunPower Malaysia has the ability to prepay outstanding loans.  All borrowings must be repaid by October 30, 2016.  The Loan Documents include certain conditions to borrowings, representations and covenants, and events of default customary for financing transactions of this type.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: December 24, 2008	By: /s/ Dennis V. Arriola
Name: Dennis V. Arriola
Title: Senior Vice President and Chief Financial Officer